Exhibit 99.1

New Oriental Energy & Chemical Corp. Announces Execution of Indebtedness Conversion Agreement

XINYANG, CHINA--(October 20, 2010) -  New Oriental Energy & Chemical Corp. (NASDAQ: NOEC) (the "Company"), a China-based specialty chemical and emerging coal-based alternative fuel manufacturer, announced today it has executed an Indebtedness Conversion Agreement (the “Agreement”) with Xinyang Hongchang Channel Gas Engineering Co., Ltd. (the “Holder”), a shareholder of the Company.  Under the terms of the Agreement, the Company will issue to the Holder 3,010,200 shares of common stock of the Company in lieu of a cash payment of $US 3,010,200.  The cash amount being converted to shares represents payment to the Holder of a portion of a loan used by the Company to fund construction of the Company’s methanol production facility.

The Company reported that entry into this Agreement is a further step being taken by the Company to achieve compliance with the NASDAQ Stock Market’s minimum shareholder equity requirement of $US 2,500,000, as discussed by the Company in a press release issued by the Company on September 1, 2010.

A more detailed description of the Agreement is available in the Form 8-K the Company filed with the U.S. Securities Exchange Commission today.

About New Oriental Energy & Chemical Corp.

New Oriental Energy & Chemical Corp. (NASDAQ: NOEC) is an emerging coal-based alternative fuels and specialty chemical manufacturer based in Henan Province, in the PRC. The Company's core products are urea and other coal-based chemicals primarily utilized as fertilizers. Future growth is anticipated from its focus on expanding production of coal-based alternative fuels, in particular, methanol, as an additive to gasoline and dimethyl ether (DME), which has been a cheaper, more environmentally friendly alternative to LPG for home heating and cooking, and diesel fuel for cars and buses. All of the Company's sales are made through a network of distribution partners in the PRC. Additional information on the Company is available on its website at www.neworientalenergy.com.

Safe Harbor Statement

This press release may contain forward-looking statements concerning New Oriental Energy & Chemical Corp. The actual results may differ materially depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology or product techniques, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risk factors detailed in the Company's reports filed with the Securities and Exchange Commission. New Oriental Energy & Chemical Corp. undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

Contact:

Li Donglai
Chief Financial Officer
New Oriental Energy & Chemical Corp.
Xicheng Industrial Zone of Luoshan, Xinyang
Henan Province, The People's Republic of China
Tel: (011-86) 139-3764-6299